DEVELOPER

SERVICES AGREEMENT

BETWEEN

P&A ASSOCIATES,

PEMMIL MANAGEMENT, LLC

AND

DVL KEARNY, LLC

FOR

DEVELOPER SERVICES

GLOSSARY OF TERMS

"Toch" shall mean the property described on the survey attached hereto as Exhibit A.

"Additional Services" shall mean services not required by this Agreement, but which the Owner requests that the Developer perform in furtherance of the Project. Additional Services shall be performed only if the conditions in Section 2.23 are met.

"Affiliate" means any other Person that (a) directly or indirectly owns or controls nine and nine-tenths percent (9.9%) or more of the outstanding voting securities of such Person; (b) has nine and nine-tenths percent (9.9%) or more of its outstanding voting securities owned or controlled directly or indirectly, by such Person; or (c) is an officer, shareholder, director, employee, or agent of, partner or joint venturer in, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, shareholder, director, employee, agent, partner, joint venturer, or trustee, or serves in a similar capacity.

"Agreement" shall mean this Developer Services Agreement as originally executed and as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

"Architect" shall mean Clark, Caron & Hentz (the design architect) and any other professional individual or firm retained to perform design and other architecturally related services for the Project, as well as any other sub consultants retained by such parties in connection with their obligations with respect to the Project. The term "Architect" shall not include Project engineers, who shall be subcontractors of the Architect.

"Claims Against Developer" shall mean any and all claims, actions, losses, damages, costs and expenses (including reasonable attorneys' fees, court costs, disbursements, and expert and consultant fees) incurred or suffered by Developer related to Developer's Services hereunder.

"Claims Against Owner" shall mean any and all claims, actions, losses, damages, costs and expenses (including reasonable attorneys' fees, court costs, disbursements, and expert and consultant fees) incurred or suffered by Owner related to Developer's Services hereunder.

"Construction Contract" shall mean the guaranteed maximum price construction contract to be entered into by and between Owner and the Construction Contractor for construction services required to complete the Project.

"Construction Contractor" shall mean the Person with whom the Owner enters into the Construction Contract to provide preconstruction services and to act as contractor with respect to the Construction of the Project.

"Construction Documents" shall mean (a) the final set of plans and specifications, samples and other materials to be prepared by the Architect with respect to the Construction of the Project and all amendments, supplements and modifications thereto; and (b) site plans or other land development documents. The Construction Documents will be drafted and completed following

the execution of this Agreement. At the request of either party, the Construction Documents shall be enumerated on a schedule to be attached to this Agreement.

"Construction of the Project" shall mean that portion of the Project which is performed pursuant to the Construction Contract and the Construction Documents.

"Construction Lender" shall mean the entity providing construction financing for the Project.

"Construction Loan" shall mean the construction loan for the Construction of the Project made by the Construction Lender to Owner.

"Design Contract" shall mean the written agreement(s) between the Owner and the Architect for Project design services.

"Developer" shall mean P&A Associates and Pemmil Management LLC working together.

"Developer Fee" shall mean the amount required to be paid to the Developer under Section 5.2.1, as such amount may be adjusted from time to time based upon the rendering of Additional Services by the Developer, approved increases to the Development Budget or other agreements between the Owner and the Developer.

"Development Budget" shall have the meaning ascribed to it in Section 2.5.1.

"Directives" shall have the meaning ascribed to it in the last paragraph of Section 2.2.2.

"Dispute" shall mean any claim, dispute or other matter in controversy between Owner and Developer relating to or arising out of the performance of this Agreement and the Project.

"**FFE**" shall have the meaning ascribed to it in Section 2.15.

"Final Completion" of the Project shall occur on the date which is the later to occur of the date on which Developer has performed all of the closeout Services specified in Section 2.17, and Owner has made all payments to Developer required hereunder.

"Force Majeure" shall mean, by way of example, and not in limitation, fire, act of God or other deities, Governmental act, national emergency, strike, labor dispute, unusual delay in transportation, inability to procure materials, adverse weather conditions not reasonably anticipatable, unavoidable casualties or any other causes beyond the reasonable control of the party whose obligation it is to be performed.

"Initial Tenants" shall mean those retail tenants taking possession of space within the Project when the Project has reached Substantial Completion.

"Major Decisions" shall mean action with respect to any of the items set forth in Section 2.2.2.

"Monthly Progress Reports" shall mean monthly written progress reports that shall include (i) a statement of the current status of all design and construction services and work being done or scheduled to be done on the Project, an estimate of the remaining schedule, including, but not limited to costs incurred in connection with the design and Construction of the Project as of the end of the subject month, (ii) a comparison of actual costs to date against the Development Budget and the Project Schedule as of the end of the subject month, (iii) the cost and payment status for each major cost item in the Development Budget, in a format appropriate to project needs, including costs incurred to date, payments made, anticipated future draws and any other amounts yet to be paid, all pending, known or anticipated change orders and all cash requirements for the subject month, (iv) a statement of any delays, disputes or claims that have been encountered, (v) the projected completion date, and (vi) any milestones achieved and any significant problems or delays anticipated. The form for the Monthly Progress Reports is attached hereto as Exhibit B. The Monthly Progress Reports are required to be delivered by the Developer to the Owner under Section 2.21.2.

"Owner" shall mean DVL Kearney, LLC or its wholly owned single asset subsidiary.

"Owner's Objectives" shall have the meaning ascribed to it in Section 2.1

"Permits" shall mean all licenses authorizations, approvals and permits issued by any governmental or quasi-governmental authorities relating to the development, operation, ownership, use, occupancy or maintenance of the Property.

"Person" or **"Persons"** means any individual, sole proprietorship, corporation, limited liability company, partnership, venture, joint venture, association of Persons, joint stock company, estate, trust, unincorporated organization, or government or any agency or subdivision thereof.

"Progress Payments" means the periodic payments requested by, and made to, the Architect, the Construction Contractor and each Third Party Contractor for work performed with respect to the Project during the preceding month.

"Project" shall mean the development of the Property into between 115,000 square feet of retail space and 159,000 square feet of retail space.

"Project Cost" All costs of the Project including the book value of the existing land, but excluding any mark up of the existing land above book value and any interest reserve.

"Project Schedule" shall have the meaning ascribed to it in Section 2.4.1.

"Project Team" shall mean the employees and/or independent contractors retained by the Developer in connection with the development of the Project.

"Property" shall mean that parcel of land located on Passaic Avenue in Kearny, NJ, as more particularly described on the survey attached hereto as Exhibit A.

"Reimbursable Expenses" shall have the meaning of actual out of pocket costs to unrelated third parties.

"Request for Payment" shall have the meaning ascribed to it in Section 2.13.9.

"Services" shall mean the developer services to be performed by the Developer pursuant to this Agreement, and described more fully in Article 2.

"Substantial Completion" shall mean completion of the Construction of the Project to a point at which all of the Project (i) a certificate of occupancy has been issued for the core and shell portion of the Project, and all retail space within the Project (including completion of tenant-specific leasehold improvements) allowing occupancy by retail tenants who have entered into leases with Owner prior to the date of issuance of the date of issuance of the certificate of occupancy for the core and shell portion of the Project, under which leases tenants are required to occupy the demised premises within one hundred twenty (120) days after execution.

"Term" shall mean the duration of the Agreement, as described in Article 1.

"Trade Contractor" shall mean such Persons or entities under subcontract and/or supervision with the Construction Contractor in the various trades or specialties whose work is necessary to perform the Construction of the Project, including without limitation those under contract with parties other than the Construction Contractor but who are under the supervision of the Construction Contractor.

"Third Party Contractors" shall mean (i) contractors with whom Owner contracts for services that are directly outside the scope of the Construction Contract and that are typically engaged for specialty items such as landscaping, testing, inspection and security and any contractors other than the Construction Contractor with whom the Development Manager has supervisory obligations, and (ii) all Trade Contractors.

THIS DEVELOPER SERVICES AGREEMENT is made as of the 16th day of November, 2006 by and between the undersigned Owner and the Developer for services in connection with the development, design and construction of the retail project to be known as Toch.

RECITALS

WHEREAS, Owner owns the Property consisting of the approximately 8.5 acres of land commonly known as Toch in Kearny, NJ upon which is located an industrial building and intends to acquire an additional 1.5 acres currently owned by Ozzie Ford, described on the survey attached hereto as Exhibit A and incorporated herein by this reference; and

WHEREAS, Owner desires to develop the Property into a retail shopping center; and

WHEREAS, Owner wishes to retain Developer to provide services to be rendered in connection with the Project as hereinafter set forth, and Developer wishes to provide those services;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby do covenant and agree as follows:

ARTICLE 1. TERM

The Term of this Agreement shall commence as of the date of execution of this Agreement and shall expire, if not sooner terminated pursuant to Article 9 below, upon the substantial completion of construction and occupancy by tenants of at least 95% of the retail space to be developed on the Toch site.

ARTICLE 2. SCOPE OF DEVELOPER SERVICES

2.1 Owner Objectives. Owner's Objectives are (a) to have the Project completed in accordance with the Construction Documents within the Development Budget and in compliance with the Project Schedule and applicable laws, (b) to have the Project leased and (c) to have the Developer utilize its skill and expertise to act on Owner's behalf to achieve the foregoing Owner's Objectives, in accordance with the standards of care set forth below and the other terms and conditions of this Agreement.

2.2 Appointment.

2.2.1 In General. Owner hereby appoints Developer to provide developer Services, as well as to perform all the duties, obligations, responsibilities and covenants to be performed by Developer under this Agreement, all as more fully hereinafter described, and to work with Owner to coordinate completion and leasing of the Project in accordance with Owner's Objectives. Developer shall be proactive in coordinating the Construction of the Project and leasing of the Project and in working with the professionals providing design,

architectural, engineering or leasing services; provided, however, that it is the understanding of Owner and Developer that Developer is under no obligation to perform any of the monitoring and inspection duties of the Construction Contractor; and further, that Developer's liability under this Agreement is limited to that described in Article 7 of this Agreement. Developer covenants with Owner to use commercially reasonable efforts (i) in furthering the interests of Owner with respect to the Project and (ii) to comply with applicable laws, ordinances, rules, regulations or orders of any public authority applicable to the Project or the Services. Developer shall perform the Services for the Project as set forth in this Article 2.

2.2.2 Major Decisions; Authority of Developer. The parties agree that Owner shall retain and will exercise its authority to execute all applications, contracts and other documents relating to the Project after considering the recommendations from Developer, except for contracts providing for payment not exceeding $5,000.00, for which Developer hereby is given authority to execute on Owner's behalf subject to the provisions of this Agreement. Developer shall promptly give written notice, together with a copy, of any such contract to Owner after the execution and delivery thereof. Except for such contracts, Developer shall have no authority to make contractual agreements or sign applications or other documents for Owner except to the extent authorized in writing by Owner or approved in accordance with the terms hereof. Notwithstanding the foregoing, Developer shall be entitled to and shall have the authority to make all decisions regarding the development of the Project, without Owner's consent, except for the following, which shall constitute Major Decisions that the Owner shall make as hereinafter provided:

- acquisition, or entering into any agreement for the acquisition of any land or other real property or an interest therein;
- incurring or modeling any indebtedness by the Owner or the financing, refinancing, or re-capitalization of the Owner or the Property;
- approval and execution of any lease for space within the Project;
- modification, termination or surrender of any lease for space within the Project;
- adoption or use of a new or materially modified lease form for residential, retail or office space in the Property, it being agreed that all leases will be upon a standard form approved by Owner with such minor changes or modifications as shall be negotiated in connection with each such lease; selection of depositories and independent public accountants and legal counsel used by Owner;
- any election required or permitted to be made for federal income tax purposes, including any change in the method of depreciation of the Owner's assets;
- approval of, and the making of any changes or modifications to, the Development Budget, including any expenditure of the contingency reserve and modifications to the use of particular line items;

- initiation of litigation, or settlement of any dispute or litigation involving the Property or the Project;

- loan of Owner's funds or the extension of Owner's credit to any Person to the extent not provided for in the Development Budget;

- materially reducing or changing the coverage of any portion of the Owner's insurance program approved by Owner;

- listing for sale or other disposition of any assets of Owner;

- approval of the Construction Documents and any material change thereto;

- approval of interior or finishes in units, and any material change thereto;

- approval of the technology program for the Project, and any material change thereto;

- approval of the marketing program and leasing guidelines for the Project, and any material change thereto;

- approval of the Project Schedule and any material change thereto;

- approval of those communications requiring Owner's consent as set forth in Section 2.7;

- any expenditure or obligation which:

  - other than change orders, results in an increase in the total cost of the Project in excess of $10,000 from that shown on the Development Budget;

  - exceeds any single line item expense in the Development Budget by more than $50,000, or $250,000 in the aggregate, regardless of reallocation of savings or expenses; or

  - constitutes a change order;

- the settlement of any claim in respect of the Project, including any insurance claim, if the amount of any individual claim exceeds $10,000 or if the aggregate of such claims in any one calendar year exceeds $25,000;

- any material change to the Project including, without limitation, any expansion or redevelopment thereof;

- any material matters respecting governmental and quasi-governmental actions relating to the Project including, without limitation, property assessments, real

property and other taxes, compliance with regulations relating to hazardous materials and contamination;

- any proposals respecting the placing of casualty, liability and other insurance coverage in respect of the Project during the development of the Project or any material amendments or material changes to such coverage subsequent to being approved by Owner; any action to institute, prosecute and defend legal actions affecting the Project including, without limitation, taking appropriate action to deal with builders' liens encumbering the Project and making payments into court on behalf of Owner if the amount involved in any such individual legal action exceeds $10,000 or if the aggregate amount involved in all such legal actions in any one calendar year exceeds $25,000;

- the acquisition by purchase, lease or otherwise of any lands or any interest in any lands adjacent to the Project;

- any proposed management, leasing, or real estate brokerage firms and agreements and agreements in respect of the Project or renewing, materially amending or terminating such agreements or waiving any material defaults of the terms thereof or granting any approvals there under for any action which requires the approval of Owner; and

- any proposed non-arm's length contracts for the Project, including any contract or transaction with any Person that, to the knowledge of Developer, is related to or does not deal at arm's length with Owner or any Affiliate of Owner or any Person of whom Owner is an Affiliate.

Developer and Owner agree that with respect to all Major Decisions, Owner's consent may be delivered by any authorized officer of Owner. Developer shall promptly give to the Owner written notice of any Major Decision which is proposed to be undertaken, together with such information as Developer reasonably determines may be necessary, or as the Owner may reasonably request, to reach a decision. Developer shall submit with such notice the Developer's recommended decision with respect to any Major Decision; however the Owner shall not to be obligated to accept such recommendation. Owner shall have seven (7) business days after delivery of such notice and recommendation to approve or disapprove of the Developer's recommended decision with respect to the Major Decision. The failure of the Owner to give written notice of approval or disapproval of such recommendation within said seven (7) business day period shall be deemed to constitute Owner's disapproval thereof. In the event of any Dispute between Developer, and Owner regarding the Developer's recommended decision for any Major Decision, the decision of the Owner shall be final and binding upon Developer. Developer may withdraw from consideration any Major Decision and/or any of Developer's recommended decisions for any Major Decision at any time prior to the Owner giving written notice of approval or disapproval of such recommendation, and upon such withdrawal it shall be as if no Major Decision was presented for consideration. If Developer informs the Owner that the approval or disapproval of Developer's recommendation with respect to a Major Decision is needed from Owner to avoid increased costs to the Project or delay in the construction schedule

in less than seven (7) business days but in no event (except in cases of emergency) less than three (3) business days, specifying the reasons why an earlier decision is needed, and the Owner fails to give Developer written notice of Owner's approval or disapproval of such recommendation within such shorter period of time, then Owner shall be fully responsible for all damages arising from their respective failure to respond within the requested time period.

If any Major Decision is urgently required at times when Owner cannot be reasonably located for the purpose of giving approval, Developer is hereby authorized and instructed to proceed with such steps as in its commercially reasonable discretion are deemed urgently necessary for the protection and preservation of the Project, to prevent physical injury to Persons or property, or to protect Owner or Developer from exposure to a penalty or other liability. Upon the happening of any such even, Developer shall promptly give written notice thereof to Owner.

Owner may from time to time establish and provide to Developer, at Developer's request or otherwise, reasonable written policies, limitations, instructions and procedures which do not modify the responsibilities, liabilities, rights or authority of Developer (the "Directives") governing the Construction of the Project and, in carrying out its obligations and duties under this Agreement, Developer shall at all times act in accordance with such Directives. If required by Owner, Developer shall from time to time, submit to Owner recommendations as to the Directives. Developer shall be entitled to rely upon any Directives received from Owner.

2.2.3 Contact With Third Parties. The parties further agree that notwithstanding Owner's execution of some or all of the documents referred to in Section 2.2.2, Developer shall be Owner's agent for managing, coordinating, receiving and delivering communications from, delivering approvals to, and approving payments for, such other party to a contract. The parties intend by this arrangement that all third parties who have entered into a contractual undertaking with Owner relating to the Project will view and treat Developer as the Owner's agent for the Project with full responsibility and authority to act for and bind Owner except with respect to items which must be approved of by Owner under the terms of outside contracts or contractual relationships, or are otherwise set forth herein and that Developer, subject to the foregoing Major Decisions, shall have the various rights of Owner under such documents.

2.2.4 Open Communication. It is mutually acknowledged that the Owner, by necessity in executing its responsibilities to the Project, will from time to time have direct communication (for informational purposes only) with the Construction Contractor, Architect and Third Party Contractors. If such direct communications occur, as appropriate, Owner shall inform Developer of the nature of and substance of such direct communication, with such information given to the Developer in advance thereof when practicable, or when not practicable, promptly thereafter. It is the intent of the parties that third party communications with the Owner, shall be conducted primarily through the Developer.

2.2.5 Limitation of Scope of Developer's Responsibilities. Developer shall not be responsible for performing any services which involve professional design, architectural or engineering services, and Developer shall not have control or charge of and shall not be responsible for construction or construction means, methods, techniques, sequences or

procedures, or for safety precautions and programs in connection with the Project. Notwithstanding the foregoing, Developer shall exercise diligent good faith efforts to: (i) direct, coordinate, monitor and supervise the performance by, and maintain contact with the Architect and Construction Contractor; (ii) coordinate all design and construction elements of the Project as more specifically set forth herein; and (iii) cause such activities and services to be provided by the Architect and Construction Contractor in accordance with the terms of the Design Contract and the Construction Contract, the Approved Plans and the Development Budget and verify that such services have been so provided; provided, however, that Developer shall not be liable for a default of the Architect under the Design Contract or a default by the Construction Contractor under the Construction Contract, except if any such default arises from or is the result of the gross negligence or willful misconduct of Developer.

2.2.6 Independent Contractor. Developer shall be and is an independent contractor, and not an employee, of Owner. All members of Developer's staff performing any duty or obligation of Developer under this Agreement shall be employees of (or independent contractors retained by) Developer or its Affiliates and in no way considered employees of Owner. Except as expressly set forth herein or in any other writing signed by Owner, Developer is not authorized to act as the agent of Owner.

2.3 Coordination.

2.3.1 In General. Developer shall coordinate the efforts of the Architect, the Construction Contractor and all other entities having contracts with Owner to provide goods and services in connection with the Project. Developer will be the party through which change orders, payment requests and all other information relating to the Project will be transmitted to and from Owner, and the Developer shall review all such orders, requests and other such items and recommend approval of, changes to, or action with respect to, the same.

2.3.2 Developer as Liaison. Where necessary, Developer shall also act as the liaison between the Construction Contractor, the Architect and the Construction Lender, facilitating their interaction and the timely completion of the Project.

2.4 Project Schedule.

2.4.1 Form and Substance of Project Schedule. Attached hereto as Exhibit C and incorporated herein by this reference is the initial Project Schedule agreed upon by Owner and Developer. Developer shall prepare and submit with each Monthly Report required pursuant to Section 2.20.2 an update of the Project Schedule.

2.4.2 Schedule Tentative. The parties acknowledge that the initial Project Schedule, while necessarily tentative in nature given the number of assumptions that must be made in light of current knowledge, will be critical in allowing the parties to conceptualize and monitor the existing and planned development of the Project.

2.4.3 Updates to Project Schedule. Developer shall update the Project Schedule from time-to-time as reasonably necessary and deliver it to Owner.

2.5 Development Budget.

2.5.1 Form and Substance of Development Budget. Attached hereto as Exhibit D is an initial, comprehensive Development Budget, including all contemplated hard and soft costs of the Project, which Owner has reviewed and approved (the "Development Budget"). The term "Development Budget" includes all updates and revisions made from time to time with Owner's prior written approval.

2.5.2 Development Budget Tentative. The parties acknowledge that the initial Development Budget, while necessarily tentative in nature given the number of assumptions that must be made in light of current knowledge, will be critical in allowing the parties to conceptualize and monitor the existing and planned development of the Project. Developer shall update the Development Budget quarterly and deliver it to the Owner. Developer shall deliver to Owner an update to the Development Budget (a) after obtaining from Construction Contractor the guaranteed maximum price under the Construction Contract, and (b) again at the time of the closing of the Construction Loan.

2.5.3 Amendments to Development Budget. The Development Budget may be amended by Owner from time to time. Furthermore, if a line item in the Development Budget is exceeded by or because of (i) changes requested by the Owner, (ii) conditions of Force Majeure, or (iii) the Owner's acceptance of the lowest bona fide bid or negotiated proposal which amount is in excess of a line item, the Owner shall:

2.5.3.1 give written approval of an increase in such line item;

2.5.3.2 authorize re-bidding or re-negotiating of the line item within a reasonable time;

2.5.3.3 cooperate in revising the Project scope and quality as required to reduce the cost of such line item; or

2.5.3.4 withdraw changes requested by Owner which cause such line item to be exceeded;

provided, however, that increases in line item costs not in excess of $50,000 individually and $250,000 in the aggregate shall be considered de minimis, and need not be approved in advance by Owner, provided that such increases are reasonably called for and, in the commercially reasonable discretion of the Developer, necessary or appropriate to keeping the Project on schedule, and provided further that Owner's approval shall be required to reallocate resources between different Project categories.

2.6 Evaluation of Requests for Progress Payments. At least monthly, the Developer shall prepare a schedule listing the Progress Payments requested by the Architect, the Construction Contractor and each Third Party Contractor for work performed during the preceding month, together with any modifications proposed by the Developer and the reasons

underlying such proposals. The Developer shall have authority to pay (subject to the approvals as set forth herein) or reject such requests as set forth in the individual contracts with the Architect, Construction Contractor and any Third Party Contractor, provided that the Developer shall notify Owner of any such modification or rejection. Throughout the Project, the Developer shall compile and evaluate requests for Progress Payments, including amounts due the Architect, the Construction Contractor and any Third Party Contractor. Developer shall also recommend the amount, if any, that should be retained from Progress Payments requested by the Architect, the Construction Contractor and any Third Party Contractor. Notwithstanding the foregoing, Developer shall have no authority to make or reject Progress Payments to the extent that Developer has knowledge that doing so would be a violation of Owner's obligations and duties to the Construction Lender or Third Party Contractors. Developer shall simultaneously submit proposed applications for payment to the Owner for its review. The Owner may reject the proposed applications for payment within five (5) business days after receiving the same only if the amounts set forth therein fail to comply with the Development Budget or a line-item therein. If the Owner fails to object to a proposed application for payment prior to the expiration of said five (5) business day period, the proposed application shall be deemed rejected by Owner. Owner shall be fully responsible for all damages arising from the Owner's willful misconduct or gross negligence in objecting to any proposed application for payment. Developer shall cause all payments to be disbursed regularly, punctually and prior to the expiration of any applicable grace period (and in such order of priority as may be agreed to by Owner and Developer), to the extent that Owner provides sufficient funds therefore.

2.7 Public and Community Relations. Developer shall be responsible for handling relations with the public and the community; provided, however, Developer shall take no significant action concerning public and community relations without the prior consent of Owner. Such prohibition shall include a prohibition against communications with or press releases to all printed, television and radio media, public hearings, community meetings and communications with any community representative. The name of the Project itself for publicity purposes will be approved by Owner.

Developer shall provide Owner with advice and information regarding matters concerning interaction with public authorities having jurisdiction over the development of the Project and the Property including, without limitation, matters concerning property and business taxes, local improvement rates, building and zoning bylaws and any governmental, municipal or administrative enactments, regulations or orders which, in each case, relate to the development of the Project. Developer shall use commercially reasonable efforts to arrange for any appearance before any tribunal on behalf of Owner in connection with matters relating to the development of the Project in cases where an appearance is deemed necessary or desirable by Developer to protect or further the interests of Owner.

2.8 Public Utilities and Infrastructure. Developer shall act on behalf of Owner, at Owner's cost, to obtain all Permits necessary to obtain, establish, or construct on-site or off-site public utilities or other such improvements necessary or desirable for the development of the Property. It is understood and agreed that it is Owner's responsibility to pay all fees and costs of constructing all such public utilities and improvements, including all associated costs and fees relating thereto, except in those situations when such fees and costs are borne by a governmental

authority or public utility, and to post bonds and/or letters of credit, if necessary, and to undertake public improvement contracts and similar items in connection with such public utilities and improvements.

2.9 Permits. Developer shall act on behalf of Owner to obtain all Permits necessary or desirable to complete the development of the Project. Developer shall exercise diligent good faith efforts to direct, coordinate and supervise the preparation of all submissions necessary in connection with obtaining all Permits and to negotiate with and act as liaison to the governmental authorities in connection with obtaining the Permits. All applications and other documents submitted by Developer in connection with the Permits are subject to approval by Owner prior to submission to the governmental authorities. The Developer shall use commercially reasonable efforts to obtain such Permits (to the extent reasonably available) at such times as may be set forth in the Project Schedule. It is Owner's responsibility to pay all fees and costs necessary to obtain the Permits, to post bonds and/or letters of credit, and to undertake public improvement contracts and similar items in connection with the Permits.

2.10 Consultants. Developer acknowledges that in addition to Developer's personnel, a variety of third-party consultants will be involved with the Project. Except as set forth in Section 2.2.2, all such consultants including, without limitation, the Construction Contractor, the Architect, Third Party Contractors, attorneys, accountants, and engineers, will execute contracts directly with Owner, though, as provided herein, the Developer shall, as agent for Owner, negotiate such contracts with such consultants.

2.11 Design. As of the closing of the Construction Loan, Owner shall accept an assignment of the Design Contract. As of the date of this Agreement, design development drawings are complete and have been reviewed and approved by Owner but other construction drawings and specifications of the Project have not yet been finalized. Subject to Section 2.2.5, during the Term, Developer shall monitor the Architect and the other design consultants' completion of the final working Construction Documents for the Project. Developer shall review the final working Construction Documents for adherence to the terms of the specific contracts and requirements of the Project. Developer shall also assist the Architect and the other design consultants in coordinating the Project design. Developer shall monitor the Architect's performance of its construction administration duties pursuant to the Design Contract and/or the Construction Contract. Developer shall not be responsible for insuring that the Construction Documents are complete, sufficient or accurate. Developer shall make recommendations for modifications or additions to the Construction Documents. If Owner makes any comments or objections to the Construction Documents, Developer will promptly communicate such comments or objections to Architect and exercise diligent good faith efforts to resolve the same with Owner and Architect. Developer shall make recommendations to Owner to approve the Construction Documents and change orders. Developer shall require the Architect to certify that the approved plans are completed pursuant to applicable requirements of governmental authorities.

2.12 Construction Contractor and Construction Contract.

2.12.1 Negotiation of Certain Contracts. Developer shall negotiate as Owner's agent and on Owner's behalf, for approval and execution by Owner, the Construction Contract with the Construction Contractor. Developer shall recommend to Owner for Owner's approval all bonding requirements for the Construction Contractor and the Trade Contractors. Subject to Section 2.12.3, Construction Contractor shall contract directly with Trade Contractors, as required. The Developer shall coordinate with the Construction Contractor with respect to negotiating contracts with major Trade Contractors, although the Construction Contractor shall actually conduct such negotiations.

2.12.2 Duties of Construction Contractor. The Construction Contractor shall be responsible for all aspects of the Construction of the Project including, without limitation, performance of cost estimating, scheduling and value engineering services, administration of the bid process, negotiation and entry into contracts and subcontracts relating to the Construction of the Project, negotiation, management and administration of change orders, provision of periodic progress reports on the Construction of the Project, maintenance of Project construction records, assembly of operation manuals, preparation of "as-built" drawings, cooperation and assistance with the Architect in preparing the "record" drawings for the Project, complying with requirements of the Construction Lender and coordinating infrastructure work with local municipal governmental agencies.

2.12.3 Third-Party Contractors. Developer will consult with and advise Owner in the selection of Third Party Contractors. Developer shall obtain proposals from the Third Party Contractors, and shall (to the extent such Third Party contracts are not negotiated directly between, and executed by, Construction Contractor and such Third Party Contractors) negotiate, as Owner's agent and on Owner's behalf, for approval and execution by Owner, contracts with the Third Party Contractors.

2.13 Construction.

2.13.1 Preconstruction Services. To the extent not previously completed prior to the Term, Developer shall coordinate with and monitor the progress of the Architect, other design consultants, the Construction Contractor and Third Party Contractors in the performance of preconstruction services including, but not limited to, value engineering, constructability review, evaluation of appropriate building systems, and the design's compliance with the Development Budget and Project Schedule.

2.13.2 Bidding. Developer shall participate in the Construction Contractor's conduct of bidding for and selection of each Third Party Contract, such participation to include the reviewing and commenting upon requests for proposals and other bidding documents before being sent to potential Third Party Contractors.

2.13.3 Construction Phase. Developer shall exercise diligent good faith efforts to direct, coordinate, monitor and supervise the performance by the Architect and Construction Contractor in connection with the Construction of the Project (including regular communications

with, and supervision of, the Construction Contractor) in order to: (a) monitor the Construction of the Project in accordance with the interests of Owner and the Construction Documents; (b) monitor the activities of the Construction Contractor and all Third Party Contractors; (c) recommend any action necessary to maintain the Project Schedule and Development Budget; (d) help assure the substantial conformance of the Project to the Construction Documents; (e) act as agent of Owner to enforce Architect's obligations under the Design Contract and Construction Contractor's obligations under the Construction Contract; and (f) require the Architect to certify substantial completion of the Project in accordance with the Construction Documents.

2.13.4 Coordinate Observation. Developer shall arrange for Project observations by the Owner, the Architect and the Construction Lender as are requested by the Owner, the Architect or the Construction Lender, as the case may be. Developer shall review all shop drawings, material selection and other items requiring Owner's approval and make recommendations to Owner with respect thereto.

2.13.5 Testing and Inspection. Developer shall arrange for the performance of all testing and inspections as may be required by the laws, ordinances, regulations and orders of the jurisdiction in which the Project is located or as may be requested by the Owner.

2.13.6 Change Orders. Subject to Section 2.2.2, Developer shall make recommendations to Owner in the issuance and review of change orders and, prior to the implementation of any change order, provide to Owner an estimate of the cost of such change order. Developer may, and will (exercising diligent good faith efforts) as part of its Services hereunder, issue and execute such matters as may from time to time be reasonably necessary to respond to field conditions, errors or omissions in design documents, requests for clarification or minor changes.

2.13.7 Correction of Work. Developer will exercise diligent good faith efforts to cause any non-conforming work to be re-executed by the party responsible therefore, at no expense to Owner or Developer.

2.13.8 Warranty Correction Work. Eleven (11) months after the date of Substantial Completion, and in any event prior to the expiration of any warranties or guaranties provided in connection with the development and Construction of the Project, Developer will visit the Project with Construction Contractor, Architect, and the Owner. During such visit, said parties will review the Project in order to identify observable defects and deficiencies (excluding those resulting solely from normal wear and tear or Owner's negligent use of the Project subsequent to the date of Substantial Completion) and thereafter such defects and deficiencies shall be corrected or scheduled for correction. Developer shall exercise diligent good faith efforts to direct, coordinate, monitor and supervise the correction of defects and deficiencies, it being understood that if the Term hereof has expired, Developer may delegate to Owner's property manager the supervision of the correction of non-material defects and deficiencies. After the expiration of the Term, Developer's obligation to direct, coordinate, monitor and supervise the correction of defects and deficiencies with respect to the Project or any component thereof shall end, it being understood that thereafter Owner's property manager shall be responsible for the coordination, monitoring and supervision of said correction.

2.13.9 Construction Draws. Developer will receive and review the invoices, billings and applications for payment submitted by Construction Contractor, each other contractor and subcontractor, Architect, engineers, design professionals, consultants and suppliers, and based thereon prepare and submit to Owner a request for payment which Developer determines is appropriate based on such invoices, billings and applications as reviewed by Developer (each such request, a "Request for Payment"). Each Request for Payment will include only those sums which Developer reasonably believes are then properly due and owing. Requests for Payment will include an itemized list of all third party checks to be drawn and all non-third party costs including, but not limited to (i) payroll, payroll-related costs, accounting fees, insurance and administrative allocations to pay the costs set forth in such Request for Payment and (ii) the value of materials or equipment not then incorporated into the Improvements, but delivered and suitably stored at the site or at some location agreed upon by Owner. Developer will require that each and all applications for payment be consistent with the Development Budget, and Developer will not without the prior written approval of Owner, incur, permit to be incurred or applied for amounts which are in excess of the applicable components of the Development Budget, or the Development Budget as a whole, or which would, subject to variances as permitted under this Agreement, cause either to be exceeded. Draw requests consistent with the Development Budget shall be approved by the Owner.

2.13.10 Lien Waivers. Developer will cooperate with and assist Owner in obtaining, filing and indexing a general waiver of liens executed by the Construction Contractor as and to the extent required by the Construction Loan Lender.

2.14 Start-up, Testing and Training. Developer shall evaluate all utilities, operational systems and equipment provided for in the Construction Contract for readiness and monitor the Construction Contractor's initial start-up and testing of such utilities, systems and equipment. Developer shall coordinate and schedule training sessions for the Owner's personnel, agents and property managers by the Construction Contractor to ensure that the Construction Contractor fulfills its training obligations for all initial personnel in the operations and maintenance of the air conditioning, heating, ventilation, electrical, plumbing, communications, security, fire and life safety and all other mechanical and operations systems constructed as part of the Project.

2.15 Furniture, Fixtures and Equipment. To the extent included within the Development Budget, Developer shall assist Owner and Architect in the determination of the types and quantities of furniture, fixtures and equipment ("FFE") necessary for the Project not provided as part of the Construction Contract and shall make recommendations regarding the design, assembly, installation and manufacturer of such FFE. Developer shall conduct bidding for the award of each contract with the vendors supplying the FFE and shall ensure that all delivered FFE, and the installation thereof, conform to required specifications.

2.16 Occupancy. Developer shall coordinate the occupancy of the Initial Tenants.

2.17 Contract Close-Out. Within thirty (30) days after Substantial Completion of the Project: (i) Developer shall deliver or require the delivery to Owner a final construction report prepared by the Construction Contractor, which report will set forth the total costs in connection

with the design and Construction of the Project through and including the date of Substantial Completion, an estimate of any costs in addition thereto necessary to achieve Final Completion of the Project, and an analysis of all change orders, delays, disputes and claims; (ii) Developer shall use its best efforts to close out all contracts relating to the Project; (iii) Developer shall cause the payment of all retainages to the extent that Owner provides sufficient funds therefore, and provided that all work under the contracts for which said retainages are to be paid has been completed; (iv) Developer shall cause a punch list to be prepared, or an update of any existing punch list, as the case may be; (v) negotiate on behalf of Owner all change orders necessary to close out applicable contracts and pay retainages, which change orders shall be subject to Owner's approval as provided herein; (vi) Developer shall determine whether, and shall exercise diligent good faith efforts to ensure that, the Architect and Construction Contractor, as appropriate, and as provided in the appropriate contract, have provided Owner with any and all documentation and other materials relating to the Project including, but not limited to, the following:

- "As-built" and "record" drawings and specifications;
- Change orders;
- Reports including, but not limited to, soils reports, concrete reports,
- Equipment testing and balancing reports;
- Operation and maintenance manuals for all equipment;
- Certifications and test results;
- Warranties and guarantees including, but not limited to, the roof warranty,
- HVAC warranties, plumbing warranties, etc.;
- Keys for all locks;
- Maintenance stock;
- Minutes from all meetings; and
- Progress photos taken at least monthly throughout the Project.

2.18 Intentionally Omitted.

2.19 Marketing and Leasing. If requested by Owner, the Developer shall consult with and advise Owner in the selection of a real estate brokerage, an advertising firm and a marketing firm, which shall coordinate the leasing of retail, commercial and residential space in the Project.

2.20 Meeting Minutes, Reports and Records.

2.20.1 Meeting Minutes. Developer will hold regular meetings to be attended by representatives of the Architect, the Construction Contractor, and other key parties, and as required, meetings between Owner and such above-listed parties. The Developer shall provide to the Owner in advance an agenda for all meetings attended by the Owner. Throughout the Project, the Developer shall take and maintain meeting minutes of all meetings attended by the Developer and distribute such meeting minutes to the Owner and other members of the Project Team within a reasonable period of time after such meeting.

2.20.2 Monthly Progress Reports. Within ten (10) days after the end of each calendar month, Developer shall provide the Owner with Monthly Progress Reports, which shall be substantially in the form attached hereto as Exhibit B.

2.20.3 Maintenance of Books and Records. Developer shall maintain (or cause to be maintained) accurate books and records of account in accordance with generally-accepted accounting procedures consistently applied or as otherwise agreed by Owner, in which shall be entered all matters relating to all matters and transactions for which compensation or reimbursement hereunder is sought and shall make entries therein of all money expended and received in connection with the Project and all matters relating to the Project usually or properly entered in books of account, including with respect to the work of Developer, Construction Contractor, Architect and Third Party Contractors. All books and records shall be maintained for three (3) years after Substantial Completion of the Project.

2.20.4 Inspection of Books and Records. Owner and Owner's agents and representatives shall have the right to inspect, including the right to audit, the books and records of Developer relating to the Project. Owner reserves the right for itself and its authorized representatives, and at its expense, to examine, copy and audit the books and records maintained by Developer in connection with the Project during normal business hours upon forty-eight (48) hours' advance notice from Owner during the Term of this Agreement and within three (3) years thereafter. Developer shall permit Owner and its authorized representatives access to all books, records and accounts directly relating to the Project and all correspondence pertaining thereto (but excluding Developer's corporate books and records). In connection with any such examination, audit or inspection, Owner and its authorized representatives shall have the right to question Developer and its employees concerning such books and records. If Owner identifies and Developer confirms any weaknesses, errors or discrepancies in Developer's accounting, financial transactions or record keeping concerning the Project, Developer shall correct such weakness, errors or discrepancies as soon as practical after confirming the same and thereafter Developer shall promptly notify Owner of the action taken to correct such weaknesses, errors or discrepancies.

2.20.5 Reports to Lender. Developer shall prepare (or cause to be prepared) and/or coordinate with Architect, Construction Contractor and such other Persons as are appropriate, to prepare any reports, statements and for financial or progress related documents as the Construction Lender (or any other lender) shall reasonably require.

2.20.6 Owner's Accounts. Developer shall prepare and transmit to Owner's Representative not later than the tenth (10th) day following the end of each month, a report showing the balances of those cash accounts of Owner within the control of Developer, accounting for all increases and decreases in such balances from the balances of the preceding month.

2.21 Staffing.

2.21.1 Project Team. Except as expressly provided in this Section 2.22.1, all matters pertaining to the Project Team are the responsibility of Developer and not Owner. Developer may recommend to Owner for Owner's approval individuals who will serve on the Project Team. No Person shall serve on the Project Team unless approved by Owner. Owner shall have no right to recommend or appoint members of the Project Team. The Developer agrees to remove (or cause to be removed) from the Project Team any Person to whom Owner reasonably objects.

2.21.2 Subconsultants. Subject to Owner's approval in each instance, the parties acknowledge and agree that Developer shall have the right to retain subconsultants (including Affiliates of Developer) to perform all or any part of the Services.

2.21.3 Non-Exclusivity. Owner acknowledges and agrees that Developer and Developer's owners and personnel will not be required to devote their exclusive time or efforts to the Project and may be engaged in other projects and in other transactions during the Term, including, without limitation, other retail projects located in the City of Philadelphia, provided that Developer or its owners disclose to Owner their involvement in any project located within 10 miles of the project which involves expenditures in excess of five hundred thousand dollars ($500,000) .

2.22 Review of Information Provided by Owner. The Developer shall review all reports and information provided to it by Owner, and if Developer determines that such reports or information are incomplete or if the Developer needs any additional information to perform its Services, the Developer shall promptly notify Owner of such. Owner agrees to use its commercially reasonable efforts to complete or supplement any such reports or information to the reasonable satisfaction of the Developer.

2.23 Additional Services. At the request of Owner, the Developer may perform or provide Additional Services upon the issuance of an amendment of this Agreement (a) defining the extent of such Additional Services; (b) providing for an increase in the Developer's Fee and a corresponding increase in the Development Budget; and (c) if necessary, providing for an extension of the Project Schedule. If either the Developer or the Owner believes that any Additional Services are required, such party shall promptly notify the other party and request an amendment to this Agreement. Developer shall not provide any Additional Services without Owner's prior consent.

ARTICLE 3. COMMUNICATIONS

As set forth in Section 2.2.4 above, Developer shall communicate directly with Architect, Construction Contractor, Construction Lender and any other Person with whom Owner has contracted with respect to the Project. Developer shall promptly return the phone calls of Owner and Owner's Representative, and shall be available for and attend meetings on reasonable notice, including reasonably necessary public meetings, at the request of Owner or Owner's Representative.

ARTICLE 4. OWNER OBLIGATIONS

Owner's responsibilities under this Agreement, in addition to those expressly set forth elsewhere in this Agreement, are as follows:

4.1 Full and Complete Information. Owner shall provide full and complete information in writing regarding Owner's requirements for the Project. Owner shall provide Developer with copies of all contracts, agreements and other documents connected with the Project and reasonably determined by Owner to be material to Developer's performance hereunder.

4.2 Continuing, Cooperation. Owner shall cooperate with Developer as reasonably necessary and appropriate for Developer to properly discharge and fulfill its obligations under this Agreement, and shall provide any other assistance as may be reasonably requested by Developer.

4.3 Disclosure of Known Defects. If Owner's Representative obtains actual knowledge of any defect in the Project, he or she shall promptly advise Developer in writing of such defect.

4.4 Timely Action. Owner and Encore's Representative shall exercise its decision making and approval authority (as described in Section 2.2.2 and elsewhere herein) at all times in a timely manner so as not to have a material adverse impact on the Project Schedule, the Development Budget or the Construction of the Project.

ARTICLE 5. COMPENSATION

Developer shall be compensated for its Services required by the Agreement performed during the Term as set forth below:

5.1 Intentionally Omitted.

5.2 Compensation. For and in consideration of the performance by Developer of its duties and obligations hereunder (other than for Additional Services), Owner agrees to pay to Developer the following amounts:

5.2.1 Developer Fee. Owner shall pay Developer a Developer Fee of [4%] of all Project Costs excluding financing fees. The Developer Fee shall be paid as based on [4%] of the expended project costs (the existing land shall be deemed expended in the first month of the financing term),which sum shall be paid monthly unless otherwise agreed by the Developer in writing.

5.2.2 Additional Compensation. Developer shall also receive 20% of the net cash flow generated by the project as a result of operations, refinancing and/or sale after Owner receives from operations a 15% return on its net cash investment and in the event of a refinancing or sale, the return of its net cash investment plus a 15% return on such investment. In determining net cash, taxable income or loss shall not be included.

As way of example: If Owner has a net cash investment of $1,000,000 then owner shall receive the first $150,000 and the balance shall be allocated 80% to the Owner and 20% to Developer. If the property is sold or refinanced and owner had an original investment of $1,000,000, has received a 15% return each year and has received additional cash distributions of $200,000, then Owner would receive $800,000 plus 15% interest for the year or part of year in which the transaction occurs then 80% of the balance with Developer receiving 20% of the balance. On a sale or refinancing, all costs attributable to such sale or refinancing shall be deducted before distribution. In the event of a distribution from operations principal as well as interest on any mortgage shall be deducted before distribution.

ARTICLE 6. INSURANCE

6.1 Insurance Certificates. Developer shall be an additional insured under all liability insurance policies obtained by Owner. Developer shall require the Construction Contractor and Trade Contractors to deliver to Developer Certificates of Insurance acceptable to Developer and copies of the same shall be filed with Owner.

ARTICLE 7. LIABILITY AND INDEMNIFICATION

7.1 Owner's Claims to be Pursued Directly. In the event the Owner is damaged as a result of the breach of contract by the Architect, Construction Contractor or a Third Party Contractor, or as a result of the negligence or intentional misconduct of any of them, the Owner will pursue its claim directly against the Architect, Construction Contractor or Third Party Contractor, as the case may be. To the extent that such entity asserts that the damage to the Owner is caused by the breach of contract, negligence or intentional misconduct of the Developer, the Developer shall remain liable to the Owner for such damages to the extent such damage is caused by the negligence or intentional misconduct of the Developer.

7.2 Indemnification by Developer. Developer hereby agrees to identify, defend and hold harmless Owner, its officers, directors, partners and employees from and against any and all Claims Against Owner to the extent such Claims Against Owner are attributable to the gross negligence, fraud or willful misconduct of the Developer. Owner's recovery, if any, shall not include consequential or punitive damages, except to the extent such recovery is attributable to the fraud or willful misconduct of the Developer.

7.3 Indemnification by Owner. Except as provided in Sections 7.1 and 7.2, Owner hereby agrees to indemnify, defend and hold harmless Developer, its officers, directors, members and employees from and against any and all Claims Against Developer, excluding claims of Owner against Developer, except to the extent such Claims Against Developer are attributable to the gross negligence, fraud or willful misconduct of Developer. Developer's recovery, if any, shall not include consequential or punitive damages, except to the extent such recovery is attributable to the fraud or willful misconduct of Owner.

7.4 Waiver of Subrogation. Anything in this Agreement to the contrary notwithstanding and to the extent of the available insurance proceeds, Owner and Developer hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, or their respective officers, partners, directors, shareholders, members, managers and employees, as the case may be, for any loss or damage that may occur to the Project or personal property within the Project, regardless of cause or origin including negligence of Owner, Developer, and their respective officers, partners, directors, shareholders, members, managers and employees, as the case may be; provided, however, that the foregoing waiver shall not be operative in any case where the effect thereof is to invalidate any insurance coverage of the waiving party or increase the cost of such insurance coverage. Owner and Developer agree to obtain a waiver of subrogation from the respective insurance companies which have issued policies of insurance covering all risks of direct physical loss, written notice of the terms of the mutual waivers contained in this Section 7.4 and to have the insurance coverage's by reason of the mutual waivers.

7.5 Limitation of Liability of Developer. Owner and Developer agree that, notwithstanding any other provision of this Agreement or any rights which Owner might otherwise have at law, equity, or by statute, whether based on contract or some other claim, any liability of Developer to Owner, except in cases of gross negligence, fraud or willful misconduct, shall in no event exceed a cumulative liability of Developer to Owner for any reason whatsoever the sum of five hundred thousand dollars ($500,000). Without limiting the generality of the foregoing, if Developer is or becomes a partnership, the general or limited partners, employees, agents or Affiliates of Developer will not in any manner be personally or individually liable for the obligations of Developer hereunder or for any claims related to this Agreement or the operation of the Property. If Developer is or becomes a corporation, no officer, employee, agents or Affiliates of Developer will in any manner be personally or individually liable for the obligations of Developer hereunder or for any claim in any way related to this Agreement or the operations of the Property. If Developer is or becomes a limited liability company, no member, officer, employee, agents or Affiliates of Developer will in any manner be personally or individually liable for the obligations of Developer hereunder or for any claim in any way related to this Agreement or the operations of the Property.

7.6 Limitation of Owner's Liability. Owner and Developer agree that, notwithstanding any other provision of this Agreement or any rights which Developer might otherwise have at law, equity, or by statute, whether based on contract or some other claim, any liability of Owner to Developer, except in cases of gross negligence, fraud or willful misconduct, will be satisfied only from Owner's interest in the Property and the proceeds, rents and revenues

thereof. Without limiting the generality of the foregoing, if Owner is or becomes a partnership, the general or limited partners, employees, agents or Affiliates of Owner will not in any manner be personally or individually liable for the obligations of Owner hereunder or for any claims related to this Agreement or the operation of the Property. If Owner is or becomes a corporation, no officer, employee, agents or Affiliates of Owner will in any manner be personally or individually liable for the obligations of Owner hereunder or for any claim in any way related to this Agreement or the operations of the Property. If Owner is or becomes a limited liability company, no member, officer, employee, agents or Affiliates of Owner will in any manner be personally or individually liable for the obligations of Owner hereunder or for any claim in any way related to this Agreement or the operations of the Property.

ARTICLE 8. DISPUTE RESOLUTION

8.1 Disputes.

8.1.1 Non-Binding Mediation. If any Dispute arises between Owner and Developer relating to or arising out of the performance of this Agreement and the Project, then for a period of sixty (60) days following the date on which one party gives to the other written notice of such Dispute, the parties agree to endeavor first to settle such Dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules then in effect. The foregoing shall not apply to claims which would be prejudiced by any statute of limitations if not timely filed. No part of the mediation process shall be final, conclusive or binding on the parties other than an agreement executed by the parties in connection therewith. Each party shall bear its own expenses of such mediation, including, without limitation, the reasonable attorneys' fees and expenses of the parties.

8.1.2 Litigation. Any Dispute not resolved in the manner provided by Section 8.1.1 within the sixty (60) period set forth in said Section shall be resolved by litigation. The prevailing party in any such litigation shall be entitled to an award of its actual costs, including, without limitation, reasonable attorneys' fees, expert witness fees and consultant fees.

8.2 Continued Performance. Pending the final resolution of any Dispute between Owner and Developer (except for terminations and suspensions under Article 9), Developer shall continue to perform its Services hereunder and Owner shall continue to pay amounts due Developer for Services performed pending resolution of the Dispute that are not involved in the Dispute.

8.3 Waiver of Jury Trial. OWNER AND DEVELOPER SPECIFICALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY COURT WITH RESPECT TO ANY CONTRACTUAL, TORTIOUS OR STATUTORY CLAIM, COUNTERCLAIM OR CROSSCLAIM AGAINST THE OTHER ARISING OUT OF OR CONNECTED IN ANY WAY TO THE PROJECT OR THIS AGREEMENT BECAUSE THE PARTIES HERETO, BOTH OF WHOM ARE REPRESENTED BY COUNSEL, BELIEVE THAT THE COMPLEX COMMERCIAL AND PROFESSIONAL ASPECT OF THEIR DEALING WITH ONE ANOTHER MAKE A JURY DETERMINATION NEITHER DESIRABLE NOR APPROPRIATE.

8.4 Venue. Each party hereto consents to the personal jurisdiction of the Courts of the State of New Jersey, or the United States District Court, in the event of any Dispute between the parties arising out of or relating to this Agreement and each party agrees that it shall file any suit against the other party only in such courts.

8.5 Joinder. Each party agrees that in any dispute resolution proceeding, Owner or Developer will each have the right to add by way of joinder any other party under contract to Owner or Developer for any work or services relating to the Project. It is the intention of the parties, and the Developer agrees, that a provision permitting the joinder of other parties will be included in each contract with other parties. Owner and Developer hereby irrevocably consent to be joined as a party in any dispute resolution proceeding relating to the Project involving Owner and Developer and any other party engaged by Owner or Developer including, without limitation, Architect, Construction Contractor, Third Party Contractors, any other design professional, sub-subcontractor or supplier.

ARTICLE 9. TERMINATION AND SUSPENSION

9.1 Termination by Owner.

9.1.1 Developer Default. If Developer:

(a) shall be judicially declared to be insolvent, file for petition for bankruptcy or reorganization or has an involuntary petition for bankruptcy filed against it by a third party, and such petition is not discharged within sixty (60) days after filing for a reorganization;

(b) shall make a general assignment for the benefit of creditors;

(c) shall knowingly and materially violate any applicable laws, ordinances, rules, regulations or orders of any public authority;

(d) shall otherwise materially default or fail to perform any of the material covenants and conditions of this Agreement; or

(e) shall be dissolved or its corporation or partnership status terminated;

which event continues for a period of thirty (30) calendar days after receipt of written notice from Owner to Developer (or such longer period as maybe reasonably required if the event is not capable of being cured within such thirty (30) day period, provided the Developer begins to cure such event within such thirty (30) day period and thereafter diligently pursues the cure to completion, but in no event more than an additional ninety (90) days), then Owner may, without prejudice to any other right or remedy, terminate this Agreement in whole or in part by providing written notice to Developer. Termination shall be effective upon receipt by Developer of such termination notice. In the event of termination under this Section 9.1.1, Developer shall be entitled to be paid the Developer Fee prorated to the date of the event forming the basis

for the termination, less the costs, including, without limitation, reasonable attorneys' fees, incurred by Owner to cure such default.

9.2 Termination or Suspension by Developer.

9.2.1 Termination.

9.2.1.1 Termination by Developer in the Case of Bankruptcy of Owner. f Owner files a petition in bankruptcy, or a petition is filed to adjudicate Owner bankrupt, and such petition is not discharged within sixty (60) days after such petition is filed, Developer shall have the immediate right to terminate performance hereunder (or suspend performance hereunder, as described in Section 9.2.2.1) by providing written notice to Owner. Termination shall be effective upon receipt of such notice by Owner. Upon termination, Developer shall be paid (i) Reimbursable Expenses incurred to the effective date of termination, (ii) the unpaid Developer Fee prorated to the effective date of the termination, and (iii) all costs incurred by Developer in connection with stopping its performance hereunder.

9.2.1.2 Termination by Developer for Default by Owner. If Owner should fail to pay Developer within fifteen (15) calendar days after the date that any payment is due Developer from Owner, then Developer may, seven (7) calendar days after Owner receives written notice of such failure from Developer (unless Owner makes the required payment within such seven (7) day period or unless the payment of portion of such payment withheld is the subject of a bona fide Dispute), terminate this Agreement by providing written notice to Owner. If Owner should fail to pay Developer any sums properly due to Developer, regardless of the reason for payment, within sixty (60) calendar days after the date that any such payment is due, Developer may terminate this Agreement by providing written notice to Owner. Termination pursuant to this Section shall be effective seven (7) days after Owner's receipt of the termination notice unless the sums due are paid during such period. Upon termination, Developer shall be paid (i) Reimbursable Expenses incurred to the effective date of termination, including any Salary Invoices, (ii) all profits the Developer reasonably would have been paid under the Agreement, calculated as if the Project had been completed on time, on budget and to the satisfaction of the Owner, but for its termination hereunder; and (iii) all costs incurred by Developer in connection with stopping work.

9.2.2 Suspension.

9.2.2.1 Suspension by Developer in the Case of Bankruptcy by Owner. If Owner files a petition in bankruptcy, or a petition is filed to adjudicate Owner bankrupt, and such petition is not discharged within sixty (60) days after the date such petition is filed, Developer may, without prejudice to its right to later terminate this Agreement as set forth in Section 9.2.1.1, immediately suspend performance hereunder by providing written notice to Owner. Upon suspension, Developer shall be the unpaid Developer Fee, prorated to the effective date of the suspension, and all costs incurred by Developer in connection with stopping its performance hereunder and resuming performance hereunder. Services shall be resumed at such time as the petition in question is discharged, withdrawn or is otherwise resolved to the satisfaction of the Developer.

9.2.2.2 Suspension by Developer for Default by Owner. If Owner should fail to pay Developer within fifteen (1 5) calendar days after the date that any payment is to be made by Owner, then Developer may, without prejudice to its right to later terminate this Agreement as set forth in Section 9.2.1.2, seven (7) calendar days after Owner receives written notice of such failure from Developer (unless Owner makes the required payment within such seven (7) day period or unless the portion of the payment withheld is the subject of a bona fide Dispute), suspend performance of Developer's Services under this Agreement. Suspension shall be effective upon Owner's receipt of the suspension notice. Developer shall be paid the unpaid Developer Fee, prorated to the effective date of the suspension, plus all costs incurred by Developer in connection with stopping work and restarting work. Services shall be resumed at such time as Owner makes the payment which was the basis for the suspension.

9.3 Mutual Release Upon Termination. Upon a termination of this Agreement pursuant to Sections 9.1 or 9.2 hereof, and provided each party performs its respective obligations in connection with such termination, each party shall execute a mutual release in favor of the other party, in form reasonably acceptable to legal counsel for each of the parties, releasing the other party from any and all liability under this Agreement from and after the date of such termination.

9.4 Post Termination Obligations. On Final Completion, Developer shall promptly turn over to Owner any and all documents, contracts, materials, accountings, plans, drawings, specifications, reports, data, and Project books and records (but excluding Developer's corporate books and records) and other property produced for or pertaining to the Project and in the possession or control of Developer provided that Owner has paid all sums then due from Owner to Developer. Developer shall also promptly surrender and deliver any monies of Owner in Developer's possession, including any accrued interest on such monies.

9.5 Accounting. Upon a termination of this Agreement pursuant to Sections 9.1 or 9.2 hereof and following the payment by Owner of all amounts due thereunder, Developer shall render to Owner as soon as reasonably possible, but no later than forty-five (45) calendar days following the termination date, a final accounting of all financial matters relating to the Services performed by Developer hereunder, which shall cover the period from the date of this Agreement to the termination date.

ARTICLE 10. REPRESENTATIONS & WARRANTIES

10.1 Representations and Warranties. To induce each other to enter into this Agreement, each party makes the following representations, warranties and, where applicable, covenants to the other party, which shall survive the expiration or earlier termination of this Agreement.

10.1.1 Each respective party is duly organized, validly existing and in good standing under the laws of the state or commonwealth of its formation, and is qualified to do business in the jurisdiction where the Project is located. Each respective party has the power and authority required to execute, deliver and perform its obligations under this Agreement. Each

party has all power and authority required to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of said Party.

10.1.2 Each respective party has sufficient resources to carry out its duties under this Agreement in a prompt, efficient and diligent manner.

10.1.3 This Agreement constitutes a legal, valid and binding Agreement enforceable against the respective parties in accordance with its terms except as limited by bankruptcy, insolvency, receivership and similar laws of general application.

10.1.4 Each respective party shall provide the other with notice of any legal proceedings taken against said party which are likely to materially and adversely affect the party's ability to perform or continue to perform its obligations under this Agreement.

10.1.5 Each respective party shall comply with all applicable laws in performing its obligations under this Agreement. Each respective party has or will obtain all licenses and permits necessary to legally and validly execute, deliver and perform its obligations under this Agreement. Developer further represents to and covenants with Owner that Developer has and that it will continue to have the facilities, personnel and expertise necessary to perform the functions and provide the Owner with the Services herein set forth in a competent and efficient manner, in keeping with industry standards for a project comprising a comparable high-rise apartment project and related parking and commercial facilities. Developer will make no unauthorized representations or warranties to any third parties with regard to the Property or the accuracy or completeness of any information concerning the Property obtained from Owner or any other source, and Owner will not be bound by any such unauthorized representations or warranties.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.1 Recitals. The recitals set forth in this Agreement are incorporated into and made a part of this Agreement.

11.2 Successors and Assignment.

11.2.1 Agreement Binding. This Agreement is binding upon the parties hereto, their partners, successors, assigns and legal representatives. This Agreement shall inure to the benefit of the parties and their respective successors and assigns.

11.2.2 Restrictions on Assignment. Neither party to this Agreement shall assign the Agreement in whole or in part without the prior written consent of the other party; provided, however, that Owner may assign this Agreement to any Affiliate or any successor by merger, acquisition, reorganization or otherwise without Developer's consent and provided, however further that such assignment is permitted by the Construction Lender. If either party attempts to make an assignment not permitted by the previous sentence without such consent, that party shall nevertheless remain legally responsible for all obligations under the Agreement.

11.3 Notices.

11.3.1 Addresses. All notices required or permitted hereunder shall be in writing and may be given by messenger or may be sent by (i) United States registered or certified mail (postage prepaid, return receipt requested), (ii) next business morning express overnight delivery via Federal Express, Express Mail, or other national overnight courier service or (iii) by facsimile or electronic mail (with telephonic or electronic confirmation of receipt), addressed as follows:

If to Owner:

DVL Kearney, LLC
7th Floor
70 E. 55th Street
New York, NY 10022
Attn Henry Swain
Tel.: 212-350-9900
Fax: 212-350-9911
Email:

If to Developer:

P&A Associates
4900 S. Broad Street, Suite 200
Philadelphia, PA 19112
Attn: Alan Casnoff
Tel.: 215-320-3780
Fax: 215-320-3785
email: acasnoff@panda-assoc.com

and

Pemmil Management LLC
7th Floor
70 E. 55th Street
New York, NY 10022
Attn: Larry Cohen
Tel.: 212-350-9900
Fax: 212-350-9911
email: LJCohen@dvln.com

11 1.3.2 Effective Dates of Notices. Notices sent via U.S. Mail shall be effective three (3) days after deposit in the mail, and all other notices shall be effective upon receipt. Each party may change the party or parties to whom notices must be sent or the address

of an individual receiving notice by providing notice in accordance with the provisions of this Section 11.3.

11.4 Entire Agreement. This Agreement, including all exhibits attached hereto, represents the entire and integrated agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement shall not be superseded by any provisions of any contracts for development or construction and may be amended only by a written instrument signed by both Owner and Developer. Nothing contained herein shall be deemed to create any joint venture relationship between the Developer and Owner or any other party engaged directly by Owner.

11.5 No Waiver. No action, failure to act or failure to require strict compliance with any term of this Agreement by Owner or Developer shall constitute a waiver of a right or duty afforded them under this Agreement, nor shall such action, failure to act or failure to require strict compliance with any term of this Agreement constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

11.6 Force Majeure. Each party's performance under this Agreement shall be excused to the extent and for the time such performance is delayed, interrupted or prevented by an event of Force Majeure. Developer and Owner shall each exercise their respective commercially reasonable efforts to mitigate the cause of any such Force Majeure delay, interruption or prevention.

11.7 Cooperation and Further Actions. Owner and Developer agree to take whatever steps are commercially reasonable to fulfill the responsibilities assigned to them in this Agreement, and further agree to cooperate with each other.

11.8 Survival. All matters that relate to the termination or expiration of the Agreement, or that relate to the indemnity obligations of the parties, as well as all rights and obligations of the parties pertaining thereto, shall survive any termination or expiration of the Agreement and shall be given full force and effect notwithstanding any termination or expiration of the Agreement, but such survival shall not operate to extend any applicable statute of limitations.

11.9 Governing Law. This Agreement shall be construed in accordance with the substantive laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

11.10 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

11.11 Severability. If any term or provision of the Agreement, or the application thereof to any Person or circumstances, shall be invalid or unenforceable to any extent, the remainder of the Agreement or the application of the Agreement to Persons or circumstances other than those

against whom or which such term or provision is invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforceable to the fullest extent permissible by law.

11.12 Amendments. This Agreement may be amended or modified only by a written instrument duly executed by each of the parties hereto.

11.13 Captions. Captions are informational only and are not a substantive part of this Agreement.

11.14 Plurals; Gender. The plural shall be substituted for the singular, and the singular for the plural, where appropriate, and the words of any gender shall mean and include any other gender.

11.15 Interpretation. This Agreement shall be construed in accordance with its plain meaning, without giving any effect to any implication or inference arising from the fact that it may have been drafted by or on behalf of any party to this Agreement.

11.16 Limitation on Authority. Developer has no right or authority, express or implied, to commit or otherwise obligate Owner except as permitted by the express terms of this Agreement or as authorized by Owner in writing.

11.17 Counsel. Each of the parties represents that it has read this Agreement, understands its terms and conditions, has consulted with legal counsel regarding this Agreement, and voluntarily signs it after conferring with legal counsel.

11.18 Time of the Essence. Time is of the essence with respect to all matters under this Agreement.

11.19 Facsimiles. Signatures on this Agreement which are transmitted by facsimile shall be valid for all purposes. Any party shall, however, deliver an original signature on this Agreement to the other party upon request.

11.20 Standard of Performance. Developer shall perform its Services and functions hereunder in a diligent and good faith manner in keeping with industry standards and in accordance with the representations and covenants contained herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, this Agreement has been duly executed by the parties hereto as of the date first above written.

OWNER:

DVL KEARNY, LLC
By: DVL, Inc., sole member

By: ______________________
Name: Henry Swain
Title: Executive Vice President

DEVELOPER:

P&A ASSOCIATES

By: ______________________
Name:
Title:

PEMMIL MANAGEMENT LLC
By: Pembroke ~~Companies, Inc., Member~~ Realty Gp. I LLC

By: ______________________
Name: Lawrence J. Cohen
Title: ~~President~~ Member